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SBL FUND
FILE NO. 811-2753
CIK NO. 0000217087

EXHIBIT 77D:  Policies with respect to security investments

   WHEREAS, certain states formerly imposed restrictions on the investments which could be made by registered investment companies, which restrictions were not required by the Investment Company Act of 1940 (the "1940 Act");

   WHEREAS, the National Securities Market Improvement Act of 1996 pre-empted the states' ability to impose investment restrictions on investment companies registered under the 1940 Act; and

   WHEREAS, the Board of Directors of Security Equity Fund, Security Growth and Income Fund, Security Ultra Fund, SBL Fund, Security Income Fund, Security Municipal Bond Fund and Security Cash Fund has determined that it is in the best interests of the Security Funds and their respective shareholders to remove the state law investment limitations from their respective registration statements;

   NOW THEREFORE, BE IT RESOLVED, that the appropriate officers of the Security Funds are authorized and directed to remove the following investment limitations from the registration statements of the Security Fund:

   The investment limitation that (i) a Fund limit the aggregate market value of all securities or currencies covering call or put options to 25% of the market value of the Fund's net assets, (ii) a Fund will not write a covered put option if as a result, the aggregate market value of all portfolio securities or currencies covering put or call options exceeds 25% of the market value of the Fund's net assets, and (iii) a Fund not commit more than 5% of its assets to premiums when purchasing call and put options.